CERTIFICATE OF AMENDMENT
                                     OF
                        CERTIFICATE OF INCORPORATION

     Systems & Computer Technology Corporation (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

     FIRST: That at a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company. The resolutions setting forth the proposed amendment are as follows:

          RESOLVED, that the first paragraph of Article Fourth of the Company's Certificate of Incorporation be modified to read as follows:

             The total number of shares of stock which this corporation is authorized to issue is ONE HUNDRED MILLION (100,000,000) shares of Common Stock, par value $.01, and THREE MILLION (3,000,000) shares of Preferred Stock, $.10 par value.

          and it was

          FURTHER RESOLVED, that the amendment to the Company's Certificate of Incorporation be submitted to the stockholders of the Company for approval; and it was

          FURTHER RESOLVED, that the proper officers of the Company be and each is hereby authorized and directed to do and perform any and all further acts and things and to make, execute, acknowledge and deliver all instruments and documents necessary to carry out the intent of the foregoing resolutions.

     SECOND: That at a meeting of the stockholders of the Company, duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the proposed amendment.

     THIRD: That the proposed amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Systems & Computer Technology Corporation has caused this certificate to be signed by Richard A. Blumenthal, its Senior Vice President, on April 1, 1998.

                                    By:    /s/
                                        ________________________________

                                           Richard A.  Blumenthal
                                           Senior Vice President

                                  RESTATED
                        CERTIFICATE OF INCORPORATION



     FIRST: The name of this corporation is Systems & Computer Technology Corporation.

     SECOND: Its registered office in the State of Delaware is located at 1300 Delaware Trust Building, P.O. Box 25130, Wilmington, New Castle County, Delaware, and its registered agent at that location is Peter J. Walsh.

     THIRD: The nature of the business and the objects and purposes to be transacted, promoted and carried on are:

     To provide consulting services related to the development and use of computer based systems, the design and implementation of such systems and the operation of computer centers to provide complete data processing services to client organizations.

     To engage in any lawful act or activities for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which this corporation is authorized to issue is ONE HUNDRED MILLION (100,000,000) shares of Common Stock, par value $.01, and THREE MILLION (3,000,000) shares of Preferred Stock, $.10 par value.

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

    (a) The number of shares constituting that series and the distinctive designation of that series;

     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (c) Whether that series shall have voting rights, and, if so, the terms of such voting rights;

     (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

     (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

     (h) Any other relative rights, preferences and limitations of that series.

     If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

     FIFTH:  The name and mailing address of the incorporator is as follows:

        Name                              Mailing Address

        Peter J. Walsh                    1300 Delaware Trust Building
                                          P.O. Box 25130
                                          Wilmington, New Castle County
                                          Delaware 19899

     SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, alter, amend and repeal the by-laws.

     This corporation may in its by-laws confer powers additional to the foregoing upon the directors, in addition to the powers and authorities expressly conferred upon them by law.

     SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.
If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     EIGHTH: Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

     NINTH: In the event that the holders of the voting stock of the corporation are entitled to vote on (i) a merger or consolidation or on a proposal that the corporation sell, lease or exchange substantially all of its assets and property or that any entity sell, lease or exchange substantially all of its assets and property to or with the corporation, or (ii) any reclassification of securities, recapitalization or other transaction (except redemptions permitted by the terms of the security redeemed or repurchases of the securities for cancellation or the corporation's treasury) designed to decrease the number of holders of the corporation's voting stock, the favorable vote of not less than sixty-six and two-thirds percent (66 2/3%) of all of the votes which the holders of the issued and outstanding voting stock of the corporation are entitled to cast thereon shall be required for the approval of any such action; provided, however, that the foregoing shareholder voting requirement shall not apply to any of the transactions provided for in subparts (i) or (ii) where such transaction has been approved by a resolution of the Board of Directors of the corporation by a favorable vote of not less than sixty-six and two-thirds percent (66 2/3%) of the Directors entitled to vote thereon.

     This Article NINTH may not be amended, nor may it be repealed in whole or in part, until authorized by the favorable vote of not less than sixty-six and two-thirds percent (66 2/3%) of all of the votes entitled to be cast thereon by the holders of the issued and outstanding voting stock of the corporation entitled to vote.

     TENTH: Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the corporation), the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal Sections 1 or 2 of
Article III of the By-Laws of the Corporation as in effect on April 2, 1982 or this Article TENTH of this Certificate of Incorporation.

     ELEVENTH: No director shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article shall not eliminate or limit the liability of each director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. This Article shall not eliminate or limit the liability of such director for any act or omission occurring prior to the date when this Article becomes effective.